Exhibit 99.1

Five Prime Therapeutics Announces Initial Data from Ongoing Phase 1b Trial of FP-1039 in Squamous Non Small Cell Lung Cancer and Mesothelioma

Early Data Presented at the World Conference on Lung Cancer

SOUTH SAN FRANCISCO, Calif., September 9, 2015 (GLOBE NEWSWIRE) — Five Prime Therapeutics, Inc. (Nasdaq:FPRX), a clinical-stage biotechnology company focused on discovering and developing novel protein therapeutics for cancer and inflammatory diseases, announced that initial data from GlaxoSmithKline’s ongoing Phase 1b clinical trial of FP-1039/GSK3052230, an FGF ligand trap, in patients with squamous non small cell lung cancer (sqNSCLC) and mesothelioma were featured today in an oral presentation by Dr. Pilar Garrido at the World Conference on Lung Cancer 2015 in Denver. The presentation titled, “FP1039/GSK3052230 with chemotherapy in patients with fibroblast growth factor (FGF) pathway deregulated squamous NSCLC or MPM,” included study data through August 5, 2015.

“There is a significant need for more treatment options for patients with metastatic sqNSCLC and unresectable malignant pleural mesothelioma,” said Paul K. Paik, M.D, a medical oncologist and lung cancer specialist at Memorial Sloan Kettering Cancer Center and an investigator in the trial. “We are hopeful that a targeted agent like FP-1039/GSK3052230 may be able to show efficacy against these difficult to treat tumors as well as an acceptable safety profile. We look forward to the full results once the trial is completed.”

The Phase 1b trial being conducted by GSK is evaluating the safety and efficacy of FP-1039/GSK3052230 weekly infusion in combination with paclitaxel plus carboplatin in previously untreated FGFR1 gene-amplified metastatic sqNSCLC (Arm A), in combination with docetaxel in FGFR1 gene-amplified metastatic sqNSCLC that has progressed after at least one line of chemotherapy (Arm B), or in combination with pemetrexed plus cisplatin in patients with untreated and unresectable malignant pleural mesothelioma (Arm C). Each arm involves a dose escalation phase, followed by an expansion phase up to 30 patients. GSK continues to enroll patients in the study.

As of August 5, 2015, 176 patients with first-line or previously-treated squamous NSCLC were tested centrally for FGFR1 gene amplification, with a positive rate of approximately 20%. 44 patients had been dosed with FP-1039/GSK3052230 at dose levels ranging from 5mg/kg to 20mg/kg in combination with chemotherapy across the three study arms. In Arm A, a maximum tolerated dose was not identified, therefore a maximum feasible dose (MFD) was determined and expansion of the arm was at 20 mg/kg IV weekly. In Arm B, dose escalation is ongoing, and in Arm C, the maximally tolerated dose was established and expansion of the arm was at 15 mg/kg IV weekly.

No dose limiting toxicities (DLTs) have been observed in sqNSCLC patients (Arms A and B), and 3 DLTs were reported in mesothelioma patients (Arm C, 20mg/kg): Grade 5 bowel perforation/ischemia, Grade 3 elevated creatinine level and Grade 3 infusion reaction. The most common adverse events across all three arms were neutropenia, anemia, constipation, diarrhea, nausea, vomiting, decreased appetite, pyrexia, fatigue, asthenia and alopecia. Infusion reactions were seen in 17%, 14%, and 37% of patients treated in Arms A, B, and C, respectively. Toxicities typically associated with small-molecule FGFR kinase inhibitors, namely hyperphosphatemia and retinal, nail, and skin changes, were not observed.

Preliminary efficacy data as measured by RECIST (Arms A and B) and mRECIST (Arm C) criteria are reported in the following table:

Best Tumor Response	Arm A (1L sqNSCLC): paclitaxel + carboplatin + FP- 1039 (n=18)	Arm B (2L+ sqNSCLC): docetaxel + FP-1039 (n=7)	Arm C (1L MPM): pemetrexed + cisplatin + FP- 1039 (n=19)
Partial response	10*	0	3
Stable disease	3	4	5
Progressive disease	2	1	1
Not evaluable	3	2	10
ORR	55%	0%	16%
Disease control rate	72%	57%	42%

*	Includes 2 unconfirmed partial responses.

“We are encouraged by the preliminary data we’ve seen thus far from this ongoing study of FP-1039/GSK3052230, particularly in the Arm A setting,” said Lewis T. “Rusty” Williams, M.D., Ph.D., president and chief executive officer of Five Prime. “Patient enrollment and dosing continues, and we hope to have full results from the study during 2016.”

Five Prime licensed development and commercialization rights for FP-1039/GSK3052230 in the U.S., Europe and Canada to GSK, who funds clinical development. Five Prime retains rights outside of these regions as well as an option to co-promote FP-1039/GSK3052230 in the U.S.

About FP-1039/GSK3052230

FP-1039/GSK3052230 is a protein designed to intervene in FGF signaling. As a ligand trap, FP-1039/GSK3052230 is thought to bind to FGF ligands circulating in the extracellular space, thereby preventing these signaling proteins from reaching FGFR1 on the surface of tumor cells where they would otherwise stimulate cancer cell division and/or angiogenesis. However, FP-1039/GSK3052230 is not believed to bind to certain “hormonal” FGFs, including FGF23, which regulates phosphate levels in the blood. As a result, treatment with FP-1039/GSK3052230 treatment has not been shown to cause hyperphosphatemia, a side effect seen with small molecule inhibitors of FGF receptors, which block the activity of both cancer-associated FGFs and FGF23.

Five Prime licensed development and commercialization rights for FP-1039/GSK3052230 in the U.S., Europe and Canada to GlaxoSmithKline, who funds clinical development. The Phase 1b clinical trial is investigating treatment with FP-1039/GSK3052230 combined with standard doses of chemotherapy in patients with newly-diagnosed or recurrent FGFR1 amplified metastatic squamous non-small cell lung cancer as well as patients with malignant pleural mesothelioma, a tumor in which the FGF2 ligand is overexpressed.

About Five Prime

Five Prime Therapeutics, Inc. discovers and develops innovative therapeutics to improve the lives of patients with serious diseases. Five Prime’s comprehensive discovery platform, which encompasses virtually every medically relevant extracellular protein, positions it to explore pathways in cancer, inflammation and their intersection in immuno-oncology, an area with significant therapeutic potential and a growing focus of the company’s R&D activities. Five Prime has entered into strategic collaborations with leading global pharmaceutical companies and has promising product candidates in clinical and late preclinical development. For more information, please visit www.fiveprime.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements about (i) the potential clinical benefit of FP-1039 in the treatment of squamous non small cell lung cancer and mesothelioma; and (ii) the enrollment in and timing of the completion of the Phase 1b study of FP-1039. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during the clinical study, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of GSK, Five Prime’s licensee, to support or advance the clinical study of FP-1039 and unexpected litigation or other disputes. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

CONTACT:

Amy Kendall,

Corporate Communications

415-365-5776

amy.kendall@fiveprime.com